Exhibit 99.3

Final Form

ACTION BY WRITTEN CONSENT OF THE STOCKHOLDERS

OF

STEM, INC.

(a Delaware corporation)

In accordance with Section 228 of the Delaware General Corporation Law (the “DGCL”), the Company’s Ninth Amended and Restated Certificate of Incorporation (as amended, the “Certificate of Incorporation”) and the amended and restated bylaws, of Stem, Inc., a Delaware corporation (the “Company”), the undersigned stockholders, representing at least the Requisite Threshold (as defined in the Certificate of Incorporation), voting together as a single class on an as converted to Common Stock basis, hereby adopt and approve the following resolutions by their written consent without a formal meeting and direct that this Action by Written Consent (this “Written Consent”) be filed with the minutes of the proceedings of the stockholders of the Company and that the resolutions set forth below shall have the same force and effect as if they were adopted at a meeting at which the undersigned were personally present, effective as of the date upon which the last required consent was obtained:

Approval of the Merger Agreement, the Merger and the Transactions Contemplated Thereby

WHEREAS, the Board of Directors of the Company (the “Board”) has unanimously approved and declared advisable, fair to, and in the best interests of the Company and the Company’s stockholders that the Company enter into a proposed transaction, whereby Star Peak Energy Transition Corp., a Delaware corporation (“STPK”), will acquire the Company by means of a merger of STPK Merger Sub Corp., a Delaware corporation and a wholly owned subsidiary of STPK (“Merger Sub”), with and into the Company, with the Company continuing as the surviving corporation of such merger and as a wholly-owned subsidiary of STPK (the “Merger”), and the Board has unanimously recommended that the stockholders of the Company adopt the Merger Agreement (as defined below) and approve the Merger and the other transactions contemplated by the Merger Agreement;

WHEREAS, capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement;

WHEREAS, the Merger is to be effected pursuant to the terms and conditions of an Agreement and Plan of Merger attached hereto as Exhibit A (collectively with all of the schedules, exhibits and attachments thereto, the “Merger Agreement”) by and among STPK, the Company and Merger Sub;

WHEREAS, upon the terms and subject to the conditions of the Merger Agreement, at the Effective Time of the Merger, each share of Common Stock of the Company that is issued and outstanding immediately prior to the Effective Time (for the avoidance of doubt, after giving effect to the Company Preferred Conversion, the Convertible Notes Conversion and the Company Warrant Exercise), shall be canceled and converted into and become the right to receive [ ] shares of common stock of STPK (or an aggregate amount equal to 65,000,000 shares less the amount of shares that would be issuable upon the exercise of all STPK Options, whether vested or unvested), with the aggregate value of all such shares of common stock of STPK issued in the merger to be approximately $650,000,000;

WHEREAS, the undersigned stockholders of the Company, after careful consideration of the terms and conditions of the Merger Agreement, the Merger and the other transactions contemplated thereby, have determined that the Merger Agreement, the Merger and the other transactions contemplated thereby are fair to and in the best interests of the Company and its stockholders, and desire to adopt and approve the Merger Agreement and the Merger;

WHEREAS, reference is made to that certain (a) Fifth Amended and Restated Investor Rights Agreement, dated as of June 18, 2019 (as amended, the “Investor Rights Agreement”), by and among the Company and certain stockholders thereof, (b) Fifth Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of June 18, 2019 (as amended, the “ROFR Agreement”), by and among the Company and certain stockholders thereof and (c) Fifth Amended and Restated Voting Agreement, dated as of June 18, 2019 (as amended, the “Voting Agreement”), by and among the Company and certain stockholders thereof; and

WHEREAS, the undersigned constituting a Requisite Threshold (as defined in each of the Investor Rights Agreement and ROFR Agreement, respectively) desire to (a) terminate the Investor Rights Agreement effective as of the Effective Time pursuant to Section 6.1 thereof and (b) terminate the ROFR Agreement as of the Effective Time pursuant to Section 7.1 thereof.

NOW, THEREFORE, BE IT RESOLVED, that the Merger Agreement and the transactions contemplated thereby, including the Merger, are hereby consented to, adopted and approved in accordance with the DGCL; and that the Company be, and hereby is, authorized, directed and empowered to (i) enter into and perform its obligations under the Merger Agreement and (ii) enter into and/or perform its obligations under each other agreement, instrument, document or certificate required or permitted to be entered into by the Company under the terms of the Merger Agreement;

RESOLVED, FURTHER, that conditioned upon consummation of the Merger, the Investor Rights Agreement and ROFR Agreement are hereby terminated effective as of the Effective Time;

RESOLVED, FURTHER, that the officers of the Company be, and each of them hereby is, authorized and directed, on behalf and in the name of the Company and its subsidiaries, to do or cause to be done any and all such further acts and things and to execute and deliver any and all such additional agreements, certificates, documents and instruments as any such officer may deem necessary or appropriate in connection with the transactions contemplated by the Merger Agreement;

RESOLVED, FURTHER, that the officers of the Company be, and each of them hereby is, authorized and directed, on behalf and in the name of the Company and its subsidiaries, to cause to be prepared, executed and filed with the appropriate foreign, federal, state or local governmental authorities or instrumentalities, such registrations, declarations or other filings as any such officer may deem necessary or desirable or as may be required by such governmental authorities or instrumentalities in connection with the transactions contemplated by the Merger Agreement; and

RESOLVED, FURTHER, that the Board of Directors be, and hereby is, authorized and empowered to amend the Merger Agreement and take any other action with respect to the Merger Agreement permitted under the DGCL, as the Board of Directors may, in the exercise of its discretion, deem advisable, appropriate and in the best interests of the Company and its stockholders.

Approval of the Conversion of Senior Preferred Stock

WHEREAS, the Merger Agreement contemplates that stockholders of the Company who, collectively, represent at least the Requisite Threshold will execute and deliver to the Company an irrevocable written consent in order to effect a conversion of all of the Senior Preferred Stock to Common Stock of the Company immediately prior to the effective time of the Merger in accordance with Article V, Section 4(b) of the Certificate of Incorporation, with the effective time for such conversion to be conditioned upon the satisfaction of the conditions to the parties’ obligations in the Merger Agreement;

WHEREAS, pursuant to Article V, Section 4(b) of the Certificate of Incorporation, all outstanding shares of Senior Preferred Stock shall automatically convert into shares of Common Stock of the Company upon the vote or written consent or agreement of the stockholders of the Company representing the Requisite Threshold (voting together as a single class on an as-converted to Common Stock basis);

WHEREAS, in connection with the Merger Agreement, the undersigned stockholders desire to convert all shares of Senior Preferred Stock outstanding and held of record by such stockholder of the Company into shares of Common Stock of the Company in accordance with Article V, Section 4(b) of the Certificate of Incorporation, immediately prior to, and conditioned upon, the occurrence of the effective time of the Merger; and

WHEREAS, after giving effect to the Company Preferred Conversion, the Voting Agreement shall automatically terminate pursuant to Section 5.1 thereof.

NOW, THEREFORE, BE IT RESOLVED, that all of the existing Senior Preferred Stock be converted into shares of Common Stock of the Company, in accordance with the Certificate of Incorporation, with such conversion to be subject to, and effective immediately prior to, the occurrence of the effective time of the Merger;

RESOLVED FURTHER, any and all other rights, notices, procedures or entitlements contained in the Certificate of Incorporation applicable to such conversion that may be inconsistent with the Merger Agreement and these resolutions are hereby waived; and

RESOLVED FURTHER, that the appropriate officers of the Company are hereby authorized and directed to execute any and all documents necessary to effect the conversion of the Senior Preferred Stock as contemplated by these resolutions.

General Resolutions

RESOLVED, that the officers of the Company be, and each of them hereby is, authorized and empowered to take any and all such further action, to execute and deliver any and all such further agreements, instruments, documents and certificates and to pay such expenses, in the name and on behalf of the Company or such officer, as any such officer may deem necessary or advisable to effectuate the purposes and intent of the resolutions hereby adopted, the taking of such actions, the execution and delivery of such agreements, instruments, documents and certificates and the payment of such expenses by any such officer to be conclusive evidence of the Company’s authorization hereunder and approval thereof;

RESOLVED FURTHER, that any and all actions taken by the directors or officers of the Company to carry out the purposes and intent of the foregoing resolutions prior to their adoption are approved, ratified and confirmed in all respects; and

RESOLVED FURTHER, that this Written Consent may be signed in counterparts, including counterparts delivered by facsimile, email or other electronic means, all of which taken together shall constitute one and the same instrument.

[Signature Pages to Follow]

IN WITNESS WHEREOF, this Action by Written Consent of the Stockholders has been executed by the undersigned stockholder. This Action by Written Consent of the Stockholders shall be effective immediately following the execution of the Merger Agreement by the parties thereto. This Action by Written Consent and Release of the Stockholders shall be irrevocable.

INVESTOR:

By:

Name:
Title:

EXHIBIT A

AGREEMENT AND PLAN OF MERGER